Exhibit 99.1

Keurig Green Mountain Announces Strong Fourth Quarter and Fiscal Year 2014 Financial Results

Board of Directors Authorizes a 15% Dividend Increase

  Revenue grew 14% for the quarter and 8% for the full year
  Non-GAAP operating income grew 26% for the quarter and 22% for the full year. GAAP operating income increased 29% for the quarter and 24% for the year
  Non-GAAP operating margins expanded 190 basis points in the quarter and 240 basis points for the full year. GAAP operating margins expanded 220 basis points in the quarter and 250 basis points for the full year
  Non-GAAP EPS of $0.90 for the quarter and $3.93 for the full year grew 1% and 16% respectively. Excluding dilution from the Coca-Cola and Lavazza investments and the impact of foreign exchange, non-GAAP EPS grew 12% in the quarter and 21% for the full year. GAAP EPS of $0.86 for the quarter and $3.74 for the full year increased 4% and 18% respectively, reflecting the dilution from these recent equity transactions and the impact of foreign exchange
  Outlook includes fiscal year 2015 revenue growth in the high-single to low-double digit range with non-GAAP EPS growth of mid-single to high-single digits including the dilutive impact of the aforementioned equity transactions and foreign exchange

WATERBURY, Vt.--(BUSINESS WIRE)--November 19, 2014--Keurig Green Mountain, Inc. (Keurig) (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas and other beverages with its innovative brewing technology, today announced its business results for the 13 weeks and 52 weeks ended September 27, 2014.

“2014 was an exciting year that saw Keurig Green Mountain successfully execute against aggressive strategic goals and meet or exceed all of our financial targets,” said Brian Kelley, Keurig’s President and CEO. “The fourth quarter was a strong end to the year, with 17% Keurig beverage system revenue growth highlighted by strong portion pack growth across our brand portfolio.”

“Looking to fiscal year 2015, we remain focused on what we believe is a significant opportunity to grow and premiumize home beverages in both our hot and cold platforms. We’ll continue to invest and execute behind this opportunity, given the powerful brand connection we’ve built with consumers and our successful track record of introducing disruptive and innovative products,” continued Kelley. “Our strong balance sheet and healthy free cash flow generation are an advantage, enabling us to invest behind organic growth and return meaningful cash to shareholders in the form of both dividends and share repurchases.”

Fourth Quarter Fiscal 2014 Financial Review

	Thirteen weeks ended	Thirteen weeks ended
($ in millions except earnings per share)	Sept 27, 2014	Sept 28, 2013	% Increase
Net sales	$1,195.6	$1,047.2	14%
Operating income:
GAAP	$228.8	$177.3	29%
Non-GAAP	$240.2	$190.6	26%
Net income:
GAAP	$141.1	$127.0	11%
Non-GAAP	$148.8	$136.0	9%
Diluted income per share:
GAAP	$0.86	$0.83	4%
Non-GAAP	$0.90	$0.89	1%

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Net Sales by Product

Net sales of $1.2 billion represented 14% growth in the quarter over the prior year period driven by strong performance in our portion pack business. Net sales growth was positively impacted by approximately 4 percentage points in the quarter due to certain retailer customers ordering portion packs more aggressively ahead of our fiscal year end SAP implementation.

The 14% increase includes an unfavorable impact from foreign currency exchange rates of approximately half a percentage point. Total portion pack net sales increased 22% in the quarter while brewers and accessory net sales declined 5%. Total net sales growth was negatively impacted by a 17% decrease in other product net sales in the quarter.

	Thirteen weeks ended	Thirteen weeks ended
($ in millions)	Sept 27, 2014	Sept 28, 2013	$ Increase (Decrease)	% Increase (Decrease)
Portion packs	$948.7	$777.9	$170.8	22%
Brewers and accessories	181.6	190.4	(8.8)	(5)%
Subtotal	1,130.3	968.3	162.0	17%
Other products and royalties	65.3	78.9	(13.6)	(17)%
Total net sales	$1,195.6	$1,047.2	$148.4	14%

Portion Packs

  The 22% increase in portion pack-related net sales over the prior year period was due to a 28% increase in sales volume partially offset by an approximately 3 percentage point decrease due to net price realization and a roughly 3 percentage point decrease due to product mix.

Brewers and Accessories

  For the quarter, 2.4 million Keurig® system brewers were sold including 2.3 million sold by Keurig with 0.1 million reported sold by Keurig’s licensed brewer partners. This brewer shipment number does not account for consumer returns.
  The 5% decline in Keurig’s brewer and accessory net sales compared to the prior year period includes an estimated negative $22 million impact related to a higher provision for sales returns related to certain models of our Keurig 1.0 “MINI Plus” brewers. Excluding this impact, brewer and accessory sales grew 7%. On a reported basis, brewer sales volumes declined 8 percent and brewer price realization declined 11 percent, partially offset by a 10 percentage point increase due to positive brewer mix.
  Additionally, accessory net sales increased by $7 million, nearly doubling over the prior year period.

Other Products

  Sales of other products declined $14 million, or 17%, during the quarter from the prior year period primarily due to the continuing demand shift from traditional coffee package formats to portion packs.
  For the quarter, gross margin grew 160 basis points to 37.6% of net sales from 36.0% in the prior year period. The following table quantifies the changes in gross margin period to period:

Change from Q4 Fiscal 2013 to Q4 Fiscal 2014
Shift in sales mix between Keurig® brewers and portion packs	+260 bps
Favorable green coffee costs	+210 bps
Brewer sales mix	-210 bps
Lower write-downs due to obsolescence expense of brewer inventories as part of fiscal 2013 product transition plans	+170 bps
Increased portion pack packaging material costs	-130 bps
Net price realization associated with portion packs	-120 bps
Net price realization associated with brewers	-100 bps
Other items	+80 bps

  GAAP operating income grew by 29%, representing 19.1% of net sales for the quarter, up 220 basis points from 16.9% in the prior year period.
  Non-GAAP operating income grew by 26%, representing 20.1% of net sales in the quarter, up 190 basis points from 18.2% in the prior year.
  Both GAAP and non-GAAP operating income were impacted by an approximately $10 million charge, net of estimated insurance recovery, related to certain models of our Keurig 1.0 “MINI Plus” brewers referenced above.
  The Company’s effective income tax rate was 35.2% for the quarter as compared to 27.8% in the prior year period.
  Diluted weighted average shares outstanding for the fourth quarter were 164 million, up from 153 million in the prior year period as a result of 16.7 million shares issued as part of The Coca-Cola Company transaction which closed February 27, 2014 and the 1.4 million shares issued as part of the Luigi Lavazza S.p.A. transaction which closed April 7, 2014. The transaction-related dilution was offset, in part, by the Company’s share repurchases under its previously announced share repurchase authorizations including a $700 million accelerated share repurchase (ASR) agreement.
  GAAP diluted EPS increased 4% from the prior year period to $0.86; non-GAAP diluted EPS grew 1% from the prior year period to $0.90. Non-GAAP EPS excluding Coca-Cola and Lavazza dilution and foreign exchange grew 12% in the quarter.

Fiscal Year 2014 Financial Review

($ in millions except earnings per share)	Fiscal 2014	Fiscal 2013	% Increase
Net sales	$4,707.7	$4,358.1	8%
Operating income:
GAAP	$947.2	$765.2	24%
Non-GAAP	$993.4	$815.5	22%
Net income:
GAAP	$596.5	$483.2	23%
Non-GAAP	$627.9	$517.6	21%
Diluted income per share:
GAAP	$3.74	$3.16	18%
Non-GAAP	$3.93	$3.39	16%

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Net Sales by Product

For the year, net sales of $4.7 billion grew 8% over the prior year driven by a combination of strong performance in the portion pack business and solid brewer volume growth. The 8% increase includes an unfavorable impact from foreign currency exchange rates of approximately one percentage point. The core Keurig® beverage system business grew 11% over the prior year period excluding approximately one percentage point impact of foreign exchange rates.

The primary driver of the 8% increase in net sales for fiscal year 2014 as compared to the prior year was a $417 million, or 13%, increase in total portion pack net sales. Brewer and accessories net sales declined 1%, over fiscal year 2013. Total net sales growth was also negatively impacted by an 18% decrease in other product net sales in the quarter.

($ in millions)	Fiscal 2014	Fiscal 2013	$ Increase (Decrease)	% Increase (Decrease)
Portion packs	$3,604.5	$3,187.3	$417.2	13%
Brewers and accessories	822.3	827.6	(5.3)	(1)%
Subtotal	4,426.8	4,014.9	411.9	10%
Other products and royalties	280.9	343.2	(62.3)	(18)%
Total net sales	$4,707.7	$4,358.1	$349.6	8%

Portion Packs

  For the year, approximately 9.8 billion Keurig Brewed® portion packs were sold.
  The 13% increase in portion pack-related net sales over the prior year period was driven by an increase of approximately 18 percentage points due to sales volume partially offset by an approximately 3 percentage point decrease due to net price realization and a roughly 2 percentage point decrease due to product mix and the impact of foreign currency exchange.

Brewers and Accessories

  For the year, 10.9 million Keurig® system brewers were sold including 10.4 million sold by Keurig with 0.5 million reported sold by Keurig’s licensed brewer partners. This brewer shipment number does not account for consumer returns.
  The 1% decrease in Keurig’s brewer and accessory net sales compared to the prior year period was driven by a 6 percentage point increase in brewer sales volume and a 3 percentage point increase due to brewer product mix. This was offset by a 10 percentage point decrease due to brewer net price realization and a roughly 1 percentage point decrease due to the impact of foreign currency exchange.
  Additionally, accessories net sales increased by $4.5 million, or 8 percentage points, over the prior year.

Other Products

  Sales of other products declined $62.3 million, or 18%, from the prior year period primarily due to the continuing demand shift from traditional coffee package formats to portion packs.
  For the year, gross profit increased 12% and gross margin improved 140 basis points to 38.6% from 37.2% in the prior year period. The following table quantifies the changes in gross margin period to period:

Change from Fiscal 2013 to Fiscal 2014
Favorable green coffee costs	+330 bps

Net price realization associated with portion packs and brewers	-210 bps
Logistics productivity	+120 bps
Brewer and portion pack sales mix	-100 bps
Increased portion pack packaging material costs	-90 bps
Shift in sales mix between Keurig® brewers and portion packs	+90 bps
Higher warranty expense	-50 bps
Other items	+50 bps

  GAAP operating income grew by 24%, representing 20.1% of net sales for the year, up 250 basis points from 17.6% in the prior year period.
  Non-GAAP operating income grew by 22%, representing 21.1% of net sales in fiscal year 2014, up 240 basis points from 18.7% in the prior year.
  The Company’s effective income tax rate was 35.4% for the year as compared to 34.7% in the prior year.
  Diluted weighted average shares outstanding for the year were 160 million, up from 153 million in the prior year period as a result of 16.7 million shares issued as part of The Coca-Cola Company transaction which closed February 27, 2014 and the 1.4 million shares issued as part of the Luigi Lavazza S.p.A. transaction which closed April 7, 2014. The transaction-related dilution was offset, in part, by the Company’s share repurchases under its previously announced share repurchase authorizations including a $700 million accelerated share repurchase (ASR) agreement.
  GAAP diluted EPS increased 18% from the prior year period to $3.74; non-GAAP diluted EPS grew 16% from the prior year period to $3.93. Non-GAAP EPS excluding dilution from the recent equity transactions and foreign exchange grew 21%.

Balance Sheet & Cash Flow Highlights

“We delivered free cash flow of $382 million this year, above the top end of our $300 to $350 million estimated range and returned nearly $1.2 billion to shareholders,” said Frances G. Rathke, Keurig’s Chief Financial Officer. “Combined with a strong balance sheet, these cash flows allow us to continue our balanced, long-term approach to value creation.”

Balance Sheet & Cash Flow Highlights ($ in millions)	September 27, 2014	September 28, 2013	% Change

Cash and cash equivalents, including restricted cash	$761.6	$260.7	192%
Accounts receivables, net	$621.5	$468.0	33%
Inventories	$835.2	$676.1	24%
Raw materials & supplies	$169.9	$182.9	(7)%
Coffee	$74.4	$100.2	(26)%
Packaging & other raw materials	$95.5	$82.7	15%
Finished goods	$665.3	$493.2	35%
Brewers & accessories	$477.5	$323.2	48%
Portion packs	$164.9	$149.3	10%
Other	$22.9	$20.7	11%
Debt outstanding and capital lease and financing obligations	$278.5	$251.0	11%
Cash provided by operating activities (1)	$719.4	$836.0	(14)%
Free cash flow (1)	$381.6	$603.2	(37)%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Share Repurchases

During the fourth quarter, the Company repurchased a total of 440 thousand shares at a cost of $55 million. From the inception of its Board authorized share repurchases through the end of the Company’s fourth fiscal quarter of 2014, the Company has repurchased a total of 16.9 million shares at a total cost of $1,107 million and an average price of $65.51. This was achieved through a combination of the previously announced Accelerated Stock Repurchase agreement (ASR), open market purchases and 10(b)5-1 plans, including $490 million of ASR repurchases subject to final price adjustment.

Dividend Declaration

Reflecting its commitment to return capital to shareholders and its expectation for continued strong cash flow generation, the Company announced a 15 percent increase in its indicated annualized dividend to $1.15 per share from $1.00. The increase will take effect with the February 12, 2015 quarterly dividend payment of $0.2875 declared by the Board payable to shareholders of record as of the close of business on January 13, 2015.

Business Outlook and Other Forward-Looking Information

The Company provided its outlook for fiscal year 2015 and the first quarter:

Fiscal Year 2015

  Net sales growth in the high-single to low-double digits compared to fiscal year 2014
  An annual effective tax rate of approximately 34% to 35%
  Non-GAAP earnings per diluted share growth of mid-single digits to high-single digits. This outlook:
  Includes an approximate $0.27 dilutive impact from the Coca-Cola and Lavazza equity transactions
  Includes an estimated $0.04 headwind from foreign currency exchange
  Excludes any additional actions the Company may take to offset dilution during fiscal year 2015
  Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the Company’s pending securities and stockholder derivative class action litigation and antitrust litigation
  Free cash flow in the range of $225 million to $325 million
  Capital investment in the range of $425 million to $475 million

First Quarter 2015

  Net sales growth in the high-single digits over the first quarter of fiscal year 2014
  An effective tax rate of approximately 35-35.5%
  Non-GAAP earnings per diluted share in a range of $0.83 to $0.88 which:
  Includes an approximate $0.06 dilutive impact of the Coca-Cola and Lavazza equity transactions
  Includes an estimated $0.02 headwind from foreign currency exchange
  Excludes any additional actions the Company may take to offset dilution during the quarter
  Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the Company’s pending securities and stockholder derivative class action litigation and antitrust litigation

Conference Call and Webcast
Keurig Green Mountain will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, November 19, 2014. The call is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.keuriggreenmountain.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, passcode 8372972 from 9:00 p.m. ET on November 19, 2014 through 9:00 p.m. ET on Monday, November 24, 2014.

Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude legal and accounting expenses related to the SEC inquiry, and pending securities and stockholder derivative class action litigation; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. In fiscal 2015 the Company’s non-GAAP operating results also exclude legal and accounting expenses related to the pending antitrust litigation against the Company. In each case these amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation of the Company’s GAAP to non-GAAP results.

About Keurig Green Mountain, Inc.
As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (Keurig) (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices. The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace. Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects. By helping consumers drink for themselves, we believe we can brew a better world. For more information visit: www.KeurigGreenMountain.com. To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca. Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company's automatic e-mail news release delivery, individuals can receive news directly from Keurig as it is released.

Forward-Looking Statements
Certain information in this filing constitutes "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future or conditional verbs, such as "will," "should," "could," "may," "aims," "intends," or "projects." However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, projections of payment of dividends, the impact of pending shareholder litigation, and the impact of antitrust litigation pending against the Company in the United States and Canada. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, "Item 1A. Risk Factors" and Part II, "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 27, 2014, and elsewhere in those reports and those described from time to time in our future reports filed with the Securities and Exchange Commission.

KGM-G, KGM-US, KGM-CA

KEURIG GREEN MOUNTAIN, INC. Unaudited Consolidated Balance Sheets (Dollars in thousands, except per share data)

	September 27, 2014	September 28, 2013
Assets
Current assets:
Cash and cash equivalents	$761,214	$260,092
Restricted cash and cash equivalents	378	560
Short-term investment	100,000	—
Receivables, less uncollectible accounts and return allowances of $66,120 and $33,640 at September 27, 2014 and September 28, 2013, respectively	621,451	467,976
Inventories	835,167	676,089
Income taxes receivable	—	11,747
Other current assets	69,272	46,891
Deferred income taxes, net	58,038	58,137
Total current assets	2,445,520	1,521,492

Fixed assets, net	1,171,425	985,563
Intangibles, net	365,444	435,216
Goodwill	755,895	788,184
Deferred income taxes, net	131	149
Other long-term assets	58,892	30,944

Total assets	$4,797,307	$3,761,548

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	19,077	12,929
Current portion of capital lease and financing obligations	2,226	1,760
Accounts payable	411,107	312,170
Accrued expenses	305,677	242,427
Income tax payable	53,586	—
Dividend payable	40,580	—
Deferred income taxes, net	340	233
Other current liabilities	10,395	27,544
Total current liabilities	842,988	597,063

Long-term debt, less current portion	140,937	160,221
Capital lease and financing obligations, less current portion	116,240	76,061
Deferred income taxes, net	202,936	252,867
Other long-term liabilities	23,085	28,721

Commitments and contingencies

Redeemable noncontrolling interests	12,440	11,045

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 162,318,246 and 150,265,809 shares at September 27, 2014 and September 28, 2013, respectively	16,232	15,026
Additional paid-in capital	1,808,881	1,387,322
Retained earnings	1,687,619	1,252,407
Accumulated other comprehensive (loss) income	(54,051)	(19,185)
Total stockholders' equity	3,458,681	2,635,570

Total liabilities and stockholders’ equity	$4,797,307	$3,761,548

KEURIG GREEN MOUNTAIN, INC. Unaudited Consolidated Statements of Operations (Dollars in thousands except per share data)

	Thirteen weeks ended	Thirteen weeks ended
	Sept 27, 2014	Sept 28, 2013	Fiscal 2014	Fiscal 2013
Net sales	$1,195,567	$1,047,177	$4,707,680	$4,358,100
Cost of sales	745,778	669,718	2,891,820	2,738,714
Gross profit	449,789	377,459	1,815,860	1,619,386

Selling and operating expenses	140,498	127,062	561,573	560,430
General and administrative expenses	80,509	73,059	307,046	293,729
Operating income	228,782	177,338	947,241	765,227

Other (expense) income, net	(1,673)	308	262	960
Gain (loss) on financial instruments, net	3,689	(3,481)	8,307	5,513
(Loss) gain on foreign currency, net	(9,323)	6,536	(19,746)	(12,649)
Interest expense	(3,635)	(4,696)	(11,691)	(18,177)
Income before income taxes	217,840	176,005	924,373	740,874

Income tax expense	(76,590)	(48,864)	(326,959)	(256,771)
Net income	$141,250	$127,141	$597,414	$484,103

Net income attributable to noncontrolling interests	194	185	896	871

Net income attributable to Keurig	$141,056	$126,956	$596,518	$483,232

Net income attributable to Keurig per common share:
Basic	$0.87	$0.84	$3.80	$3.23
Diluted	$0.86	$0.83	$3.74	$3.16

Cash dividends declared per common share	$0.25	$—	$1.00	$—

Weighted-average common shares outstanding:
Basic	162,540,994	150,633,106	157,085,574	149,638,636
Diluted	164,446,353	153,280,550	159,568,342	152,801,493

KEURIG GREEN MOUNTAIN, INC. Unaudited Consolidated Statements of Cash Flows (Dollars in thousands)

	Fiscal 2014	Fiscal 2013
Cash flows from operating activities:
Net income	$597,414	$484,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	214,607	183,814
Amortization of intangibles	43,032	45,379
Amortization of deferred financing fees	5,651	7,125
Unrealized loss (gain) on foreign currency, net	15,196	9,159
(Gain) loss on disposal of fixed assets	(602)	(85)
Provision for doubtful accounts	1,782	689
Provision for sales returns	114,057	79,747
(Gain) loss on derivatives, net	(1,582)	(4,507)
Excess tax benefits from equity-based compensation plans	(55,444)	(54,699)
Deferred income taxes	(52,708)	(17,701)
Deferred compensation and stock compensation	30,882	26,315
Other	4,826	844
Changes in assets and liabilities:
Receivables	(274,884)	(187,221)
Inventories	(166,473)	87,677
Income tax payable/receivable, net	120,553	46,290
Other current assets	(838)	(12,668)
Other long-term assets, net	3,162	3,915
Accounts payable and accrued expenses	133,818	133,532
Other current liabilities	(7,521)	3,100
Other long-term liabilities	(5,495)	1,161
Net cash provided by operating activities	719,433	835,969

Cash flows from investing activities:
Change in restricted cash	182	3,005
Purchase of short-term investment	(100,000)	—
Purchase of long-term investment	(35,905)	—
Capital expenditures for fixed assets	(337,860)	(232,780)
Other investing activities	1,164	4,208
Net cash used in investing activities	(472,419)	(225,567)

Cash flows from financing activities:
Net change in revolving line of credit	—	(226,210)

Proceeds from issuance of common stock under compensation plans	40,681	29,777

Proceeds from issuance of common stock for private placement	1,348,414	—
Repurchase of common stock	(1,052,430)	(188,278)
Excess tax benefits from equity-based compensation plans	55,444	54,699
Payments on capital lease and financing obligations	(1,931)	(8,288)
Proceeds from borrowings of long-term debt	403	—
Repayment of long-term debt	(13,361)	(71,620)
Dividends paid	(118,358)	—
Purchase of noncontrolling interest	(4,752)	—
Other financing activities	(1,124)	(1,406)
Net cash provided by (used in) financing activities	252,986	(411,326)

Effect of exchange rate changes on cash and cash equivalents	1,122	2,727

Net increase in cash and cash equivalents	501,122	201,803
Cash and cash equivalents at beginning of period	260,092	58,289
Cash and cash equivalents at end of period	$761,214	$260,092

Supplemental disclosures of cash flow information:
Cash paid for interest	$12,043	$9,129
Cash paid for income taxes	$270,367	$223,580
Dividends declared not paid at the end of each period	$40,580	$—
Fixed asset purchases included in accounts payable and not disbursed at the end of each year	$64,202	$30,541
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$40,125	$27,791
Settlement of acquisition-related liabilities through release of restricted cash	$—	$9,227

KEURIG GREEN MOUNTAIN, INC. GAAP to Non-GAAP Reconciliation (Dollars in thousands, except per share data)

	Thirteen weeks ended September 27, 2014	Thirteen weeks ended September 28, 2013
Operating income	$228,782	$177,338
Expenses related to SEC inquiry (1)	1,031	2,111
Amortization of identifiable intangibles (2)	10,405	11,145
Non-GAAP operating income	$240,218	$190,594

	Thirteen weeks ended September 27, 2014	Thirteen weeks ended September 28, 2013
Net income attributable to Keurig	$141,056	$126,956
After tax:
Expenses related to SEC inquiry (1)	676	1,435
Amortization of identifiable intangibles (2)	7,078	7,605
Non-GAAP net income attributable to Keurig	$148,810	$135,996

	Thirteen weeks ended September 27, 2014	Thirteen weeks ended September 28, 2013
Diluted income per share	$0.86	$0.83
After tax:
Expenses related to SEC inquiry (1)	—	0.01
Amortization of identifiable intangibles (2)	0.04	0.05
Non-GAAP net income per share	$0.90	$0.89

* Does not sum due to rounding

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.

(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

KEURIG GREEN MOUNTAIN, INC. GAAP to Non-GAAP Reconciliation (Dollars in thousands, except per share data)

	Fiscal 2014	Fiscal 2013
Operating income	$947,241	$765,227
Expenses related to SEC inquiry (1)	3,130	4,910
Amortization of identifiable intangibles (2)	43,032	45,379
Non-GAAP operating income	$993,403	$815,516

	Fiscal 2014	Fiscal 2013
Net income attributable to GMCR	$596,518	$483,232
After tax:
Expenses related to SEC inquiry (1)	2,023	3,208
Amortization of identifiable intangibles (2)	29,324	31,128
Non-GAAP net income attributable to Keurig	$627,865	$517,568

	Fiscal 2014	Fiscal 2013
Diluted income per share	$3.74	$3.16
After tax:
Expenses related to SEC inquiry (1)	0.01	0.02
Amortization of identifiable intangibles (2)	0.18	0.20
Non-GAAP net income per share	$3.93	$ 3.39*

* Does not sum due to rounding.

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.

(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

CONTACT:
Keurig Green Mountain
Suzanne DuLong, 781-418-8075
Investor.Services@keurig.com
or
Katie Gilroy, 781-418-3345
Investor.Services@keurig.com